APPENDIX A

                      AUDIT COMMITTEE CHARTER
               Adopted by the Board of Directors of
                   Advanced Polymer Systems, Inc.

Composition:
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The audit committee shall be composed of three or more directors, as determined by the board of directors, who shall meet the independence and financial literacy requirements of NASDAQ, and at least one of whom shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.
Unless a chair is designated by the board of directors, the committee members may appoint their own chair by majority vote.

Responsibilities
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1.  Recommend to the board of directors the selection of the independent auditor, evaluate the performance of the independent auditor and, if so determined by the audit committee, recommend to the board of directors replacement of the independent auditor; it being acknowledged that the independent auditor is ultimately accountable to the board of directors and the audit committee, as representatives of the stockholders.
2. Ensure the receipt of, and evaluate, the written disclosures and the letter that the independent auditor submits to the audit committee regarding the auditor's independence in accordance with Independence Standards Board Standard No. 1, discuss such reports with the auditor and, if so determined by the audit committee in response to such reports, recommend that the board of directors take appropriate action to address issues raised by such evaluation.
3. Discuss with the independent auditor the matters required to be discussed by SAS 61, as it may be modified or supplemented.
4. Instruct the independent auditor and the internal auditor, if any, that the Committee expects to be advised if there are any subjects that require special attention.
5. Meet with management and the independent auditor to discuss the annual financial statements and the report of the independent auditor thereon, and to discuss significant issues encountered in the course of the audit work, including restrictions on the scope of activities, access to required information and the adequacy of internal financial controls.
6. Review the management letter delivered by the independent auditor in connection with the audit.
7. Following such review and discussions, if so determined by the audit committee, recommend to the board of directors that the annual financial statements be included in the company's annual report.
8. Meet quarterly with management and, if deemed advisable by the audit committee, the independent auditor to discuss the quarterly financial statements prior to the filing of the Form 10-Q; provided that this responsibility may be delegated to the chairman of the audit committee.
9. Meet at least once each year in separate executive sessions with management, the internal auditor, if any, and the independent auditor to discuss matters that any of them or the committee believes could significantly affect the financial statements and should be discussed privately.
10. Have such meetings with management, the independent auditor and the internal auditor as the audit committee deems appropriate to discuss the concept and design of the company's information and reporting systems and the steps management has taken to address significant issues concerning those matters, and to discuss significant financial risk exposures facing the company and the steps management has taken to monitor and control such exposures.
11. Review significant changes to the company's accounting principles and practices proposed by the independent auditor, the internal auditor, if any, or management.
12. Review the scope and results of internal audits.
13. Evaluate the performance of the internal auditor, if any, and, if so determined by the audit committee, recommend replacement of the internal auditor, if any.
14. Conduct or authorize such inquiries into matters within the committee's scope of responsibility as the committee deems appropriate. The committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any such inquiries.
15. Provide minutes of audit committee meetings to the board of directors, and report to the board of directors on any significant matters arising from the committee's work.
16. At least annually, review and reassess this charter and, if appropriate, recommend proposed changes to the board of directors.
17. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company's annual proxy statement.
18. In the performance of its responsibilities, the Audit Committee is the representative of the shareholders. However, it is not the responsibility of the Audit Committee to plan or conduct audits, or to determine whether the company's financial statements are complete and accurate or in accordance with generally accepted accounting principles.

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